Exhibit (n)(4)

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form N-2 of Capital Southwest Corporation (the Registration Statement) of our report dated May 19, 2021, relating the financial statements of I-45 SLF LLC and its subsidiary, included as an exhibit to the Annual Report on Form 10-K of Capital Southwest Corporation for the year ended March 31, 2021. We also consent to the references to us under the heading “Independent Auditor” and in Item 25(1) of Part C of the Registration Statement.

/s/ RSM US LLP

Chicago, Illinois
September 10, 2021